May 21, 2025	FOR IMMEDIATE RELEASE
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RAYMOND JAMES FINANCIAL BOARD APPOINTS NEW DIRECTOR

ST. PETERSBURG, Fla. – On May 21, 2025, Raymond James Financial, Inc. (NYSE: RJF) announced the election of Mark W. Begor, CEO of Equifax, to the Board of Directors. He will serve on the board’s Audit Committee and Risk Committee. In connection with the appointment, the Board increased its size from 12 to 13 members.
“Mark has extensive financial services experience at Equifax and GE Capital overseeing large-scale businesses and investments in strategic growth and will help inform the firm’s continued effort to create an industry-leading technology platform,” said Executive Chair Paul Reilly. “As a company focused on the long term, our Board is committed to fostering stability while growing and sustaining our distinctive, service-oriented culture. Mark is uniquely qualified through both his experience and client-focused vision to aid us in these pursuits.”
Begor joined Equifax in 2018 as CEO and is a member of its board of directors. Under his leadership, Equifax has become an industry leader in data and analytics, is driving AI innovation, and has undergone one of the largest cloud transformation initiatives in its industry, changing nearly every facet of its infrastructure. Since 2021, Begor has overseen 14 acquisitions to expand Equifax capabilities beyond a traditional credit bureau in the markets it serves worldwide.
Begor came to Equifax from Warburg Pincus. He previously spent 35 years at General Electric with much of his career leading large GE Capital businesses including Retail Finance and Commercial Real Estate. He currently serves on the board of trustees and as chair of the Dartmouth Health Board and is a trustee of the U.S. Ski and Snowboard Foundation. He holds a bachelor’s degree in finance and marketing from Syracuse University and an MBA from Rensselaer Polytechnic Institute.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Total client assets are $1.54 trillion. Public since
1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.